CanArgo Energy Corporation
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
Kazakhstan Project - Interim Financing Closed
September 7, 2006 – Oslo, Norway – CanArgo Energy Corporation (“CanArgo”) (OSE: CNR, AMEX:CNR) today announced that its wholly owned subsidiary, Tethys Petroleum Investments Limited (“Tethys”), has completed a US$5 million interim financing to fund its development activities in Kazakhstan ahead of the planned spin-off and flotation of Tethys later this year.
The financing is in the form of the issue of US$5 million senior secured notes (the “Notes”) redeemable August 31, 2008. Tethys has the ability to prepay the Notes and the Notes are to be automatically prepaid in the event of a flotation of Tethys. The proceeds of this financing are intended to be used to finance, through Tethys’s 70% owned Kazakh subsidiary BN Munai LLP, the development of the Kyzyloi gas field west of the Aral Sea, primarily for the purchase of line pipe, compressors and related equipment and services.
The loan note holders will also receive warrants to acquire ordinary shares in the capital of Tethys or, at the discretion of Tethys, a royalty in respect of production. The number of shares into which the warrants convert is dependent on the timing of the proposed flotation and the flotation price.
Kazakh operations update
In Kazakhstan, purchase orders have now been placed for pipe for the 52 km (32 mile) export pipeline, infield lines and the compressors necessary to pressure up the gas for delivery into the main Bukhara – Urals gas trunkline. The construction contract has been awarded and it is expected that pipeline construction will commence next month with delivery of the compressors planned for January 2007. The initial Kyzyloi development involves production from eight already tested gas wells on the Kyzyloi & NE Kyzyloi Fields, with the subsequent addition of recent exploration discoveries. First gas is expected in Q1 2007 with an initial planned rate of approximately 22 million cubic feet (625,000 cubic metres) of gas per day. Tethys believes that this is the first non-state dry gas development undertaken in Kazakhstan.

Work is also proceeding on further exploration for shallow gas in the Akkulka exploration area around the Kyzyloi Field. A contract has now been awarded to drill five further exploration / appraisal wells on identified shallow gas prospects this year, with the drilling program expected to commence shortly. Plans are also underway to commence a deeper exploration drilling program in early 2007 targeting potential oil prospects in the Akkulka area.
CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in the Republic of Georgia and in Kazakhstan.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
For more information please contact:
USA
Sabin Rossi, VP External Affairs and Investor Relations
CanArgo Energy Corporation
Tel : +1 617 669 1841
Fax : +1 617 973 6406
e-mail: sabin@canargo.com
NORWAY
Regina Jarstein
Gambit H&K AS
Tel: +47 (22) 048206